EXHIBIT 4.47

                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

     This Amendment to Convertible Promissory Note (the "Amendment"), dated as of May 31, 2001, is between Appiant Technologies, Inc., a Delaware corporation (the "Company"), and L. Thomas Baldwin III, or his assigns (the "Holder").

                                   BACKGROUND

     A.     The  Company  and  the  Holder  have  entered  into  a  Convertible
Promissory Note, dated as of March 21, 2001 (the "Note"), whereby the Company promises to pay the Holder the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) with interest on the outstanding principal amount at the simple rate of 10% per annum.

     B. The entire unpaid balance of principal and all unpaid accrued interest under the Note was to become fully due and payable on May 31, 2001 (the "Maturity Date").

     C. The Note is to be extended until May 31, 2002, in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AMENDMENT

     1. Paragraph 1. (Payment of Principal and Interest) is hereby modified by defining the Maturity date as May 31, 2002. In addition, the last sentence shall read as follows: "If the Company shareholders do not approve the issuance of equity to Holder by May 31, 2002, the Holder will wait for such approval, which the Company must reasonably pursue, and if the shareholders fail to approve the issuance of equity, then Holder may receive cash in the amount of $250,000.00 in addition to the repayment of the principal and unpaid accrued interest at 25% per annum, or the greatest amount permitted by law."

     2. Paragraph 2 (a) (Right to Convert) is hereby modified to provide that the Conversion Price is equal to $1.00.

     3. Paragraph 3 (New Warrants) is hereby modified by striking the sentence that begins "In addition, if the Company has not completed " and ends with "and the date that the Financing is completed." This sentence is replaced with: "In addition, Holder will receive the following additional warrants (the "Additional Warrants") for the reasons stated: (i) because the Company did not obtain the anticipated equity investment of at least Six Million Dollars ($6,000,000)(the

          "Financing"), Holder will receive as of the date hereof another 462,963 warrants; and (ii) because Holder extended the original Note for a full year (the "Note Extension"), Holder will receive as of the date hereof 555,555 warrants.

     4. A new paragraph 3 is inserted, entitled "Security". This paragraph reads as follows: "As security for the Note, the Company grants to Holder the right to require that assets of the Company's Infotel (Singapore) be sold, with Holder joining investors under the June 8, 2001 financing, in receiving priority in the disbursement of the funds."

     5. All capitalized terms not defined herein shall have the meanings given them in the Note. This Amendment is deemed to be incorporated into the Note and made a part thereof. All references to the Note in any other document shall be deemed to refer to the Note as modified by this Amendment. Except as modified by this Amendment, this Note shall remain in full force and effect and shall be enforceable in accordance with its terms. To the extent there is any conflict or ambiguity between this Amendment and the Note, this Amendment shall be deemed to govern.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

                                      APPIANT TECHNOLOGIES, INC.


                                      BY: ______________________________________
                                            Doug Zorn, CEO and President




                                      BY: ______________________________________
                                            L. Thomas Baldwin III